Exhibit 10.2
Consulting Agreement
     THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into effective as of August 15, 2005, by and between THORATEC CORPORATION, a California corporation (the “Company”), and D. Keith Grossman (“Executive” and, together with the Company, the “Parties”).
RECITALS
     A. WHEREAS, Executive is currently Chief Executive Officer of the Company;
     B. WHEREAS, Executive desires to transition out of his employment with the Company so that he may pursue other interests and opportunities; and
     C. WHEREAS, the Company wishes to engage Executive as a consultant for a period following the termination of his employment with the Company in order to enable the new Chief Executive Officer to fully run the Company following the termination of Executive’s employment, and Executive desires to enter into a consulting relationship with the Company.
     NOW, THEREFORE, in consideration of the foregoing premises and for the purposes hereinafter set forth and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereto agree as follows:
AGREEMENT
     1. Consulting Relationship. Executive agrees that, for a period of nine (9) months following the date on which his employment with the Company terminates (the “Separation Date”), Executive will serve as a consultant to the Company so that the Company may continue to benefit from Executive’s experience and knowledge of the Company’s operations (the “Consulting Period”). The Company agrees to retain Executive as a consultant during the Consulting Period on the terms set forth herein.
     2. Services, Term and Compensation. During the Consulting Period, Executive shall assist the new Chief Executive Officer as requested by him or her to enable the new Chief Executive Officer to fully run the Company after the Separation Date. Executive shall be available to provide consultation to the Chief Executive Officer and the Company’s Board of Directors at mutually-convenient times for no more than ten (10) hours per month. As consideration for such consulting services, Executive shall receive payment for his services hereunder of Five Thousand Dollars ($5,000) per month, payable at the end of each month, during the Consulting Period. With respect to any stock options granted to Executive by the Company, the Parties agree that Executive’s service as a consultant hereunder constitutes “employment” for purposes of Section 6.1.7 of the Company’s 1997 Stock Option Plan.
     3. Competitive Activities. Executive expressly acknowledges that, during the Consulting Period, he will continue to have access to the Company’s trade secrets and other confidential and sensitive information proprietary to the Company. Executive agrees that during the Consulting Period, Executive shall not advise, consult, accept employment with, or render services to, directly or indirectly, any “Company Competitor”, as defined below, whether as a partner, employee, shareholder, consultant or otherwise, nor shall Executive promote, participate or engage in any activity on behalf of a Company Competitor (“Competitive Activities”). For purposes of this Agreement, “Company Competitor” shall be defined as any company or operating division of a company that is either developing or marketing a device or devices for mechanical circulatory support in congestive heart failure patients, designed to compete with any of Thoratec’s devices in the bridge-to-transplant, destination therapy or postcardiotomy recovery markets.
During the Consulting Period, Executive may accept employment or become otherwise involved with any company other than a Company Competitor.
     In the event Executive fails to complete the consulting engagement by engaging in Competitive Activities in violation of this Agreement, the Company will have the right to terminate the consulting engagement and shall have no further obligation to pay Executive any amount pursuant to Section 2, except as otherwise required by law.
     4. Termination of Consulting Relationship. By their mutual written agreement, or upon notice of one party to the other of a breach of this Consulting Agreement, the Company and Executive may end the consulting relationship described herein at any time prior to the end of the Consulting Period.
     5. Conflict of Interest. Executive hereby represents and warrants to the Company that (a) he is not obligated under any other employment, consulting, or other agreement which would affect the Company’s rights, or Executive’s duties, under this Agreement and (b) this Agreement is not in conflict with Executive’s commitments to any entity or person.
     6. Board of Directors. The Company’s Board of Directors shall use its best efforts, subject to the provisions of the Company’s by-laws, to nominate Executive as a director of the Company during the Consulting Period; provided, however, that if Executive engages in Competitive Activities in violation of this Agreement, and in any event upon the termination of the consulting relationship for any reason, Executive agrees to resign from the Board immediately when requested to do so by the Company. During the Consulting Period and thereafter, Executive shall be compensated for his Company Board of Director service in the same manner that other non-employee directors are compensated for such service, with the exception that Employee will not be entitled to the grant for initial election or appointment provided to new Company Directors under the 1996 Nonemployee Directors Stock Option Plan of Thoratec Corporation.
7. Confidentiality.
          7.1 Protection of Information. Executive shall not, without the prior written consent of the Company, divulge to unauthorized persons, or use for any unauthorized purpose, either during or after the Consulting Period, any Confidential Information (as defined in Section

7.3 hereof). Executive shall use his best efforts and exercise due diligence to protect and guard Confidential Information within his possession and/or under his direct or indirect control.
          7.2 Records. Except as set forth in the Parties’ Amended and Restated Employment Agreement dated as of August 15, 2005 (the “Amended Agreement”), all notes, memoranda, reports, drawings, manuals, materials, data and any papers or records of every kind, and any computers or wireless communications devices, which are now in Executive’s possession owned by the Company or developed or generated by Executive in the course of his providing consulting services under this Agreement that contain Confidential Information shall be the sole and exclusive property of the Company. Other than any property described in Section 3.2 of the Amended Agreement, this property shall be surrendered to the Company upon termination of this Agreement or upon request by the Company at any time either during or after the termination of the Consulting Period, and no copies, notes, or excerpts thereof shall be retained by Executive.
          7.3 Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean information as set forth below disclosed to Executive or known to Executive as a consequence of or through performance of services for the Company and its subsidiaries or affiliates, whether or not related to his duties as a consultant to the Company, whether or not in his capacity as a consultant or director. Such information shall include trade secrets or any other like information of value relating to the business, including actual research and development, of the Company or of any corporation, limited liability company, firm or partnership or other business enterprise directly or indirectly controlled by or controlling the Company or in which the Company or any of its affiliates has more than a twenty percent (20%) ownership interest for which Executive renders services. Information shall be considered, for purposes of this Agreement, to be confidential if not known publicly, even though such information has been disclosed to one or more third parties pursuant to distribution agreements, or other agreements entered into by the Company or any of its affiliates. For purposes of this Agreement, information shall not be considered confidential to the extent that such information is or becomes, through no fault of Executive, part of the public domain, such information is independently known to Executive, or such information is lawfully furnished to Executive by a third party without restriction on disclosure.
          7.4 Continuing Obligations. Executive acknowledges that Executive’s obligations with respect to Confidential Information as set forth in this Section 7 are continuing and will survive the termination of this Agreement and the termination of Executive’s consulting relationship with the Company.
     8. Injunctive Relief. The parties hereto agree that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of Section 7 of this Agreement by Executive and, in the event of any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies, obtain and enforce an injunction prohibiting Executive from violating this Agreement and requiring Executive to comply with the terms of this Agreement. The parties hereby agree to submit to the jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of Alameda in the State of California for any action to seek equitable relief.

     9. Binding Effect. This Agreement shall constitute the respective legal, valid and binding obligation of Executive and the Company in accordance with its terms, and shall inure to the benefit of and be binding upon the Company and Executive and their respective successors and assigns, and Executive’s heirs, executors and administrators.
     10. Notice. Any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, facsimile or Unites States mail, certified or registered with return receipt requested, postage prepaid, and shall be deemed to have been duly given three (3) days after the mailing or on the date of service if delivered personally or the first day after transmission if sent by facsimile to the other party at the following addresses, or such other address as one party may from time to time give the other in writing:

If to the Company:	Thoratec Corporation
Attention: General Counsel
6035 Stoneridge Drive
Pleasanton, CA 94588
Fax: (925) 847-8625

If to Executive:	D. Keith Grossman
c/o 6035 Stoneridge Drive
Pleasanton, CA 94588
Fax: (925) 847-8625
     11. Captions. The captions to Sections of this Agreement have been inserted for identification and reference purposes and shall not by themselves determine the construction or interpretation of this Agreement.
     12. Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.
     13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to principles of conflict of laws.
     14. Entire Agreement, Modification, Costs. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. The Company shall reimburse Executive for his costs, expenses, and reasonable attorneys’ fees incurred in negotiating and finalizing this Agreement.

     15. Dispute Resolution and Binding Arbitration. If there is any dispute arising out of or related to interpretation or enforcement of this Agreement which cannot be settled by good faith negotiation between the parties, such dispute will be submitted to JAMS for non-binding mediation, and the Company shall be responsible for paying the mediator’s fees. If complete agreement cannot be reached within forty-five (45) days of submission to mediation, any remaining issues in dispute will be submitted to JAMS for final and binding arbitration pursuant to JAMS Arbitration Rules and Procedures for Employment Disputes. Notwithstanding any provisions to the contrary found in such procedures, in the event of final and binding arbitration pursuant to this paragraph, except for the arbitrator’s fees which the Company shall be responsible for paying, each party will be responsible for paying its own costs and attorneys’ fees in connection with the arbitration. The arbitrator shall not be authorized to award the prevailing party costs and attorneys’ fees, except as expressly provided by statute. The dispute resolution provision of this Section 15 is without prejudice to the Company’s right to seek injunctive relief in a court of law for a breach by Executive of Section 7 hereof as provided in Section 8 of this Agreement.

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Signature Page to Consulting Agreement
dated as of August 15, 2005

THORATEC CORPORATION
By:	/s/ J. Donald Hill
J. Donald Hill
Chairman of the Board

AGREED:
By:	/s/ D. Keith Grossman
D. Keith Grossman